                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K
                                 CURRENT REPORT




                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported)
                                JANUARY 30, 2003



                                 CONOCOPHILLIPS
             (Exact name of registrant as specified in its charter)



           Delaware                       000-49987           01-0562944
(State or other jurisdiction of          (Commission        (I.R.S. Employer
        incorporation)                   File Number)      Identification No.)


          600 North Dairy Ashford, Houston, Texas          77079
         (Address of principal executive offices)        (Zip Code)



              Registrant's telephone number, including area code:
                                  281-293-1000




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ITEM 5.  OTHER EVENTS.

On January 29, 2003, ConocoPhillips reported fourth-quarter net operating income (which excludes special items) of $747 million, or $1.10 per share, compared with $212 million, or 55 cents per share, for the fourth quarter of 2001. Fourth-quarter 2002 net operating income does not include $31 million, or 4 cents per share, of earnings from marketing assets recently announced as held for sale and reported as a part of discontinued operations. Including special items of $1.2 billion, the company had a loss of $410 million, or 60 cents per share, compared with net income of $162 million, or 42 cents per share, for the same quarter in 2001. Total revenues were $23.5 billion, versus $8.7 billion a year ago.

As part of its business plan, ConocoPhillips is evaluating its asset portfolio to identify assets that do not meet its return targets. During the fourth quarter of 2002, ConocoPhillips sold more than $600 million of assets in its upstream business, announced plans to dispose of a substantial portion of its downstream marketing assets, and entered into an agreement to sell its Woods Cross refinery and associated marketing assets, subject to regulatory approvals.

The ConocoPhillips merger was consummated on August 30, 2002, and used purchase accounting to recognize the fair value of the Conoco assets and liabilities. Consequently, the results of the fourth quarter reflect the first full quarter of operations of the combined company. Results for the twelve months of 2002 include eight months of activity for Phillips and four months of activity for ConocoPhillips. Prior periods reflect only Phillips results, which have been restated for discontinued operations as a result of dispositions required by the Federal Trade Commission and the planned disposition of certain marketing assets.

The special items of $1.2 billion in the fourth quarter were primarily related to the company's rationalization plan for its marketing assets. As part of this plan, ConocoPhillips will dispose of a substantial portion of its company-owned retail sites and exit certain geographic markets. As previously announced, the company expects to recognize approximately $1.3 billion of after-tax charges as a result of this rationalization plan. In the fourth quarter, the company recognized $1.1 billion of this after-tax charge in connection with asset impairments and restructuring losses. The charges primarily related to the impairment of property, plant and equipment ($177 million), goodwill ($257 million), and intangibles ($345 million), as well as expected impairments and early cancellation penalties on various lease-financing structures ($315 million). Additional net income charges (approximately $200 million) related to the impairment of retail sites covered by lease-financing structures cannot be recognized under generally accepted accounting principles until 2003. Special items also included after-tax restructuring charges in continuing operations of $53 million related to the integration and streamlining of ConocoPhillips' operations, and earnings of $22 million related to results from all discontinued operations.

The company closed out all positions related to Conoco's July 2001 Gulf Canada acquisition oil and gas hedging program at a $7 million gain for the fourth quarter of 2002. The company also had a $14 million after-tax loss related to foreign currency exchange.

For the twelve months of 2002, net operating income (which excludes special items) was $1.5 billion, or $3.11 per share, based on 485,533,000 average shares outstanding. This is compared with full-year 2001 net operating income of $1.7 billion, or $5.68 per share, based on 295,016,000 average shares outstanding. Including special items, the company had a loss of $277 million, or 57 cents per share, compared with net income of $1.7 billion, or $5.63 per share, for 2001. Total revenues were $57.2 billion, versus $24.8 billion a year ago.

Through twelve months, the company's cash flows from operating activities were approximately $5 billion, compared with $3.6 billion for the same period of 2001. Capital spending was approximately $4 billion, versus $3 billion a year ago.


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Total debt at the end of the fourth quarter was $19.8 billion, down from $20.5 billion at the end of the previous quarter, as a result of operating cash flows and asset sales. At the end of December, the company's debt-to-capital ratio was 40 percent, unchanged from the end of the third quarter of 2002.

ConocoPhillips is moving forward with its plan to dispose of a substantial portion of its marketing assets in its downstream business as part of optimizing its portfolio mix. ConocoPhillips' after-tax planned turnaround costs are expected to impact first quarter earnings by approximately $50 million. ConocoPhillips continues to manage supply volatility resulting from the loss of Venezuelan crude oil supply. Although a slight impact to the company's refinery crude oil capacity utilization rate is anticipated, ConocoPhillips expects it will remain near 90 percent for the first quarter.

As evidenced in the fourth quarter, both the company's upstream and downstream businesses have been impacted by the recent events in Venezuela. Assuming a continuation of December's realized prices and margins, ConocoPhillips expects to be impacted by approximately $30 million to $50 million per month as long as the shutdown continues. This estimate assumes that the company's total Venezuelan crude oil production of 75,000 to 80,000 BPD remains shut in, and that refinery runs are reduced approximately 40,000 barrels per day with a less-than-optimum crude slate.


CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This Current Report contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements, such as "the company expects to recognize approximately $1.3 billion of after-tax charges as a result of this rationalization plan;" "ConocoPhillips' after-tax planned turnaround costs are expected to impact first quarter earnings by approximately $50 million;" "although a slight impact to the company's refinery crude oil capacity utilization rate is anticipated, ConocoPhillips expects it will remain near 90 percent for the first quarter;" and "ConocoPhillips expects to be impacted by approximately $30 million to $50 million per month as long as the shutdown [in Venezuela] continues" are based on management's expectations, estimates and projections about ConocoPhillips and the petroleum industry in general on the date this statement was released. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Economic, business, competitive and regulatory factors that may affect ConocoPhillips' business are generally as set forth in ConocoPhillips' filings with the Securities and Exchange Commission
(SEC). ConocoPhillips is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

A preliminary, unaudited consolidated statement of operations of ConocoPhillips for the quarters and years ending December 31, 2002 and 2001, follows:


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

                                                                                Millions of Dollars
                                                                   Three Months Ended       Twelve Months Ended
                                                                      December 31               December 31
                                                                  2002           2001        2002          2001
Revenues
   Sales and other operating revenues*                          $  23,346         8,689       56,748    24,621
   Equity in earnings (losses) of affiliated companies                123           (65)         261        41
   Other income                                                        58            57          215       111
                                                                ---------        ------      -------   -------
                                                                   23,527         8,681       57,224    24,773
                                                                ---------        ------      -------   -------
Costs and expenses
   Purchased crude oil and products                                15,127         5,669       37,824    13,437
   Production and operating expenses                                1,736           905        4,995     2,643
   Selling, general and administrative expenses                       643           210        1,652       613
   Exploration expenses                                               248           104          563       306
   Depreciation, depletion and amortization                           884           406        2,223     1,344
   Property impairments                                               151             3          177        26
   Taxes other than income taxes*                                   3,313           933        6,937     2,740
   Accretion on discounted contingent liabilities                       5             1           22         7
   Interest and debt expense                                          219            98          566       338
   Foreign currency transaction losses                                 35             1           24        11
   Preferred dividend requirements of capital trusts
     and minority interest                                             14            12           48        53
                                                                ---------        ------      -------   -------
                                                                   22,375         8,342       55,031    21,518
                                                                ---------        ------      -------   -------

   Income from continuing operations before income taxes            1,152           339        2,193     3,255
   Provision for income taxes                                         575           192        1,461     1,644
                                                                ---------        ------      -------   -------
   Income from continuing operations                                  577           147          732     1,611
   Income(loss) from operations of discontinued
     businesses, net of income taxes                                 (986)           15         (993)       32
                                                                ---------        ------      -------   -------

   Income/(loss) before extraordinary item and cumulative
     effect of change in accounting principle                        (409)          162         (261)    1,643
   Extraordinary items                                                 (1)           --          (16)      (10)
   Cumulative effect of change in accounting principle                 --            --           --        28
                                                                ---------        ------      -------   -------
Net income/(loss)                                               $    (410)          162         (277)    1,661
                                                               ==========        ======      =======   =======

Net income/(loss) per share of common stock
   Basic
     Continuing operations                                      $    0.85        $ 0.38      $   1.52  $  5.50
     Discontinued operations                                        (1.45)         0.04         (2.06)    0.11
     Before extraordinary item and cumulative
       effect of change in accounting principle                     (0.60)         0.42         (0.54)    5.61
     Extraordinary items                                               --            --         (0.03)   (0.04)
     Cumulative effect of change in accounting principle               --            --            --     0.10
     Net income/(loss)                                          $   (0.60)         0.42         (0.57)    5.67
   Diluted
     Continuing operations                                           0.85          0.38          1.51     5.46
     Discontinued operations                                        (1.45)         0.04         (2.05)    0.11
     Before extraordinary item and cumulative
       effect of change in accounting principle                 $   (0.60)         0.42         (0.54)    5.57
     Extraordinary items                                               --            --         (0.03)   (0.03)
     Cumulative effect of change in accounting principle               --            --            --     0.09
     Net income/(loss)                                          $   (0.60)         0.42         (0.57)    5.63

Average common shares outstanding (in thousands)
     Basic                                                        678,431       381,453       482,080   292,964
     Diluted                                                      681,525       384,212       485,533   295,016
*Includes excise taxes on petroleum products sales                  3,093           801         6,236     2,178



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


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(b)      Pro Forma Financial Information.

         Basis of Presentation

         The following unaudited pro forma condensed combined financial statement has been prepared to illustrate the estimated effect of the merger between Phillips Petroleum Company (Phillips) and Conoco Inc. (Conoco). The unaudited pro forma combined statement of income for the nine months ended September 30, 2002, was prepared assuming the merger occurred January 1, 2002.

         This pro forma financial information is not intended to reflect the results of operations which would have actually resulted had the merger been effective on the date indicated. Moreover, this pro forma information is not intended to be indicative of the results of operations which may be achieved by ConocoPhillips in the future. The pro forma adjustments use estimates and assumptions based on currently available information. Management believes that the estimates and assumptions are reasonable, and that the significant effects of the transactions are properly reflected. However, actual results may materially differ from this pro forma financial information.

         The unaudited pro forma condensed combined financial statements contain pro forma adjustments for the disposition of assets required by order of the U.S. Federal Trade Commission.

         The preliminary purchase price allocation is subject to revision as more detailed analysis is completed and additional information on the fair value of Conoco's assets and liabilities becomes available. Final purchase accounting adjustments may therefore differ from the pro forma adjustments presented here.



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

------------------------------------------------------------------------------------------------------------------------------------
Unaudited Pro Forma Combined                                                                                          ConocoPhillips
Statement of Income

                                                                               Millions of Dollars
                                          ------------------------------------------------------------------------------------------
                                                                                                 Eight     Pro Forma
                                              Historical                          Adjusted      Months      Purchase
Nine Months Ended                         ConocoPhillips,   Non-Recurring       Historical  Historical    Accounting       Pro Forma
September 30, 2002                           As Reported         Charges*   ConocoPhillips    Conoco**   Adjustments  ConocoPhillips
                                          --------------   --------------   --------------  ----------   -----------  --------------
REVENUES
Sales and other operating revenues              $ 36,271               --           36,271     23,844          (16)(b)       60,099
Equity in earnings of affiliates                     138               --              138        212          (21)(c)          329
Other income                                         104               --              104        190           --              294
                                                --------              ---          -------     ------         ----          -------
    Total Revenues                                36,513               --           36,513     24,246          (37)          60,722
                                                --------              ---          -------     ------         ----          -------

COSTS AND EXPENSES
Purchased crude oil and products                  23,706               --           23,706     14,013           (8)(b)       37,711
Production and operating expenses                  3,245             (340)           2,905      1,924          (15)(b)        4,814
Selling, general and administrative                1,651             (279)           1,372        546                         1,918
 expenses
Exploration expenses                                 315               --              315        273                           588
Depreciation, depletion and amortization           1,412               --            1,412      1,203         (110)(c)        2,569
                                                                                                                64 (d)
Property impairments                                  26               --               26         --           --               26
Taxes other than income taxes                      4,641               --            4,641      5,187           --            9,828
Accretion on discounted liabilities                   18               --               18         --           10 (e)           28
Interest and debt expense                            347               --              347        341          (66)(f)          622
Foreign currency transaction (gains)
 losses                                              (11)              --              (11)        18           --                7
Preferred dividend requirements of
 capital trusts and minority interests                34               --               34         29           --               63
                                                --------              ---          -------     ------         ----          -------
    Total Costs and Expenses                      35,384             (619)          34,765     23,534         (125)          58,174
                                                --------              ---          -------     ------         ----          -------
Income from continuing operations
 before income taxes                               1,129              619            1,748        712           88            2,548
Provision for income taxes                           917              149            1,066        550           44 (g)        1,660
                                                --------              ---          -------     ------         ----          -------
INCOME FROM CONTINUING
 OPERATIONS (a)                                 $    212              470              682        162           44              888
                                                ========              ===          =======     ======         ====          =======

INCOME FROM CONTINUING OPERATIONS
 PER SHARE
    Basic                                           $.51                              1.64                                     1.31
    Diluted                                          .50                              1.62                                     1.30
                                                --------                           -------                                  -------

AVERAGE COMMON SHARES OUTSTANDING (IN
 THOUSANDS)
    Basic                                        416,293                           416,293                                  677,144
    Diluted                                      422,212                           422,212                                  683,101
                                                --------                           -------                                  -------

-----------
See Notes to Unaudited Pro Forma Financial Statements.

* Adjusted to exclude non-recurring charges directly related to the merger, including the write-down of purchased in-process research and development costs ($246 million both before and after tax, excluded from production and operating expenses), and work force reduction and other charges ($373 million before tax, $224 million after tax--$94 million before tax excluded from production and operating expenses and $279 million before tax excluded from selling, general and administrative expenses).

** Certain amounts have been reclassified to conform to ConocoPhillips' presentation.


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--------------------------------------------------------------------------------
NOTES TO UNAUDITED PRO FORMA                                      CONOCOPHILLIPS
FINANCIAL STATEMENT

(a) On August 30, 2002, the U.S. Federal Trade Commission (FTC) accepted for public comment an Agreement Containing Consent Orders (Consent Agreement) that permitted Conoco and Phillips to close the merger. This Consent Agreement included a proposed Decision and Order that required, among other things, the divestiture of specified Conoco and Phillips assets. These assets include:

        o Phillips' Woods Cross business unit, which includes the Woods Cross, Utah, refinery and associated Phillips motor fuel marketing operations (both retail and wholesale) in Utah, Idaho, Wyoming, and Montana, as well as Phillips' 50 percent interests in two refined products terminals in Boise and Burley, Idaho;

        o Conoco's Commerce City, Colorado, refinery;

        o Phillips' Colorado motor fuel marketing operations (both retail and wholesale);

        o Phillips' refined products terminal in Spokane, Washington;

        o Phillips' propane terminal assets at Jefferson City, Missouri, and East St. Louis, Illinois, which include the propane portions of these terminals and the customer relationships and contracts for the supply of propane therefrom;

        o Certain of Conoco's midstream natural gas gathering and processing assets in southeast New Mexico; and

        o Certain of Conoco's midstream natural gas gathering assets in West Texas.

        These operations are excluded from income from continuing operations. No pro forma adjustments have been made to reflect any earnings benefit from the reinvestment of any proceeds which might be recovered, or reduction of debt which may arise as a consequence of the asset dispositions required under the consent agreement.

(b) Primarily reflects the elimination of a deferred credit arising from a prior year settlement for future price modifications to a U.K. long-term natural gas sales contract, as well as the revaluation of certain other long-term contracts to their fair value.

(c) Reflects the estimated effects of depreciating and amortizing purchase accounting adjustment balances in properties, plants and equipment; equity method investments; and identifiable intangible assets with definite lives, over their estimated useful lives.

(d) Under ConocoPhillips' accounting policy and current prevalent industry practice for the acquisition of oil and gas businesses, ConocoPhillips did not record an initial liability for the estimated costs of removing Conoco's properties, plants and equipment at the end of their useful lives. Instead, currently estimated total undiscounted removal costs are accrued as an additional component of depreciation, building the liability for removal over the remaining useful lives of the properties, plants and equipment on a unit-of-production basis.

(e) Includes the impact of conforming accounting policies and discounting Conoco's environmental liabilities and recording the corresponding accretion.

(f) Reflects the restatement of Conoco's fixed-rate debt to fair value and the corresponding reduction in interest expense as the resulting premium is amortized. Also reflects the capitalization of interest based on the estimated fair value of Conoco's qualifying assets using a weighted-average interest rate of 5.3 percent.


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


(g) Reflects the estimated federal and state income tax effects of the pro forma adjustments to Conoco's pretax income using an approximate blended statutory rate of 50 percent.






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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                CONOCOPHILLIPS



January 30, 2003                             /s/ Rand C. Berney
                                    -------------------------------------------
                                                 Rand C. Berney
                                          Vice President and Controller



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